UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 20, 2009

VCG HOLDING CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	001-32208	841157022
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

390 UNION BLVD, SUITE 540, LAKEWOOD, Colorado		80228
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-934-2424

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2009, the Company created a Special Committee (the "Special Committee") of the Board of Directors (the "Board") of VCG Holding Corp. (the "Company") to evaluate the proposal by the Company's Chairman and Chief Executive Officer, Troy Lowrie, Lowrie Management, LLP and certain other unidentified investors to acquire all of the outstanding shares of common stock of the Company (the "Proposal").

On November 20, 2009, the Special Committee retained North Point Advisors LLC ("North Point") to serve as financial advisor to the Special Committee. In its capacity as financial advisor, North Point will assist the Special Committee in evaluating the Proposal and alternatives thereto. In addition to retaining North Point as its financial advisor, the Special Committee has retained Davis Graham & Stubbs LLP to serve as legal counsel to the Special Committee.

In addition, on November 20, 2009, the Company was served with a complaint (the "Complaint") filed by Gene Harris and William C. Steppacher, Jr. (collectively, the "Plaintiffs") in the District Court in Jefferson County, Colorado. In the Complaint, the Plaintiffs purport to bring a derivative and class action lawsuit against the Company and each of the individual members of the Board on behalf of themselves and all others similarly situated and derivatively on behalf of the Company. The Complaint alleges, among other things, that Mr. Lowrie has conflicts of interest with respect to the Proposal and that the individual defendants have breached their fiduciary duties under Colorado law in connection with the Proposal. The Complaint seeks, among other things, certification of the Plaintiffs as class representatives, an injunction directing the Board members to comply with their fiduciary duties, an accounting to the Plaintiffs and the class for alleged damages suffered or to be suffered based on the conduct described in the Complaint, an award of the costs and disbursements of maintaining the action, including reasonable attorneys' and experts' fees, and such other relief the court deems just and proper.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCG HOLDING CORPORATION

November 24, 2009	By:	Courtney Cowgill

Name: Courtney Cowgill
Title: CFO